UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 30, 2010

MOMENTIVE SPECIALTY CHEMICALS INC.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)
614-225-4000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On November 30, 2010, we entered into a purchase agreement with Harima Chemicals, Inc. (“Buyer”) for the sale of our Inks and Adhesive resins (“IAR”) business (the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, Buyer agreed to purchase our IAR business for a net purchase price of approximately $120 million, subject to certain adjustments.

The Purchase Agreement contains customary representations, warranties and covenants, including non-compete, non-solicitation and confidentiality agreements. We have also agreed, subject to various provisions set forth in the Purchase Agreement, to indemnify Buyer for breaches of the representations and warranties contained in the Purchase Agreement and in connection with various tax, environmental and other matters. Until the closing date, we have agreed to operate the IAR business in the ordinary course. Completion of the transaction is subject to regulatory and other customary closing conditions. We have agreed to provide certain transitional services to Buyer for a limited period of time following closing. There is no material relationship between us or our affiliates and Buyer, other than in respect of the Purchase Agreement.

The IAR business generated 2009 annual revenues of approximately $278 million and includes 11 manufacturing facilities in Europe, South America, the United States and the Asia-Pacific region. The IAR business was previously reported within our Coatings and Inks segment and will be reported as a discontinued operation for the year ended December 31, 2010 and all prior periods presented.

Item 9.01     Financial Statements and Exhibits

(d)    Exhibits.

Exhibit 99.1    Press Release dated November 30, 2010, entitled “Momentive Specialty Chemicals Inc. Announces Agreement To Sell Ink & Adhesive Resins Business to Harima Chemicals, Inc.”

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOMENTIVE SPECIALTY CHEMICALS INC.

Date:	December 3, 2010	/s/ William H. Carter
William H. Carter
Executive Vice President and Chief Financial Officer